Exhibit 99

FOR IMMEDIATE RELEASE
March 29, 2023

Cintas Corporation Announces
Fiscal 2023 Third Quarter Results

CINCINNATI, March 29, 2023 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2023 third quarter ended February 28, 2023. Revenue for the third quarter of fiscal 2023 was $2.19 billion compared to $1.96 billion in last year’s third quarter, an increase of 11.7%. The organic revenue growth rate for the third quarter of fiscal 2023, which adjusts for the impacts of acquisitions and foreign currency exchange rate fluctuations, was 11.8%.

Gross margin for the third quarter of fiscal 2023 was $1,034.0 million compared to $898.2 million in last year’s third quarter, an increase of 15.1%. Gross margin as a percentage of revenue was 47.2% for the third quarter of fiscal 2023 compared to 45.8% in last year's third quarter, an increase of 140 basis points. Energy expenses comprised of gasoline, natural gas and electricity were 15 basis points lower for the third quarter of fiscal 2023 compared to last year's third quarter.

Operating income for the third quarter of fiscal 2023 was $446.8 million compared to $407.6 million in last year's third quarter. Operating income as a percentage of revenue was 20.4% in the third quarter of fiscal 2023 compared to 20.8% in last year's third quarter. Fiscal 2022 third quarter operating income included a $30.2 million gain on an equity method investment transaction. The gain was recorded in selling and administrative expenses. Excluding this gain, fiscal 2023 third quarter operating income as a percentage of revenue of 20.4% compared to 19.3% in last year's third quarter, an increase of 110 basis points.

Net income was $325.8 million for the third quarter of fiscal 2023 compared to $315.4 million in last year's third quarter. Third quarter of fiscal 2023 diluted earnings per share (EPS) was $3.14 compared to $2.97 in last year's third quarter. Fiscal 2022 third quarter diluted EPS contained $0.28 from the gain on an equity method investment transaction, which included a related $0.07 tax rate benefit. Excluding this gain and the related tax benefit, fiscal 2023 third quarter diluted EPS of $3.14 compared to $2.69 in last year's third quarter, an increase of 16.7%.

On December 15, 2022, Cintas paid an aggregate quarterly cash dividend of $117.4 million to shareholders, an increase of 18.6% from the amount paid last December.

Todd M. Schneider, Cintas' President and Chief Executive Officer, stated, "Our financial performance is the result of the exceptional dedication of our employee-partners to helping businesses across North America with their image, safety, cleanliness and compliance. Through innovative solutions and routine service visits, our employee-partners take care of the important tasks that help our customers keep their workplaces running smoothly. This enables our customers to have more time to focus on their business."

Mr. Schneider continued, "Our operating segments continue to execute at a high level. Strong volume growth from new customers and the penetration of existing customers with more products and services resulted in the achievement of double-digit increases in operating income and diluted EPS, excluding the prior year gain and related tax benefit."

Mr. Schneider concluded, "We are increasing our full fiscal year financial guidance. We are raising our annual revenue expectations from a range of $8.67 billion to $8.75 billion to a range of $8.74 billion to $8.80 billion and diluted EPS from a range of $12.50 to $12.80 to a range of $12.70 to $12.90."

The following table provides a comparison of fiscal 2022 revenue and diluted EPS to our updated fiscal 2023 guidance.

				Fiscal 2023		Fiscal 2023
Revenue Guidance ($s in millions)	Fiscal 2022			Low End of Range	Growth vs. Fiscal 2022	High End of Range	Growth vs. Fiscal 2022

Total revenue	$7,854.5			$8,740.0	11.3%	$8,800.0	12.0%

	Fiscal 2022			Fiscal 2023		Fiscal 2023
Earnings Per Share Guidance ($s in millions, except EPS)	Operating Income	Tax Rate	EPS	Low End of Range	Growth vs. Fiscal 2022	High End of Range	Growth vs. Fiscal 2022

Reported	$1,587.4	17.5%	$11.65
Q1 gain on sale of operating assets	(12.1)	0.1%	(0.09)
Q3 gain on an equity method investment	(30.2)	0.3%	(0.28)
After above items	$1,545.1	17.9%	$11.28	$12.70	12.6%	$12.90	14.4%
•Fiscal year 2023 operating income is expected to be in the range of $1.77 billion to $1.80 billion compared to $1.55 billion in fiscal year 2022, adjusted to exclude the fiscal 2022 gains in the table above.

•Fiscal year 2023 interest expense is expected to be approximately $112.0 million compared to $88.8 million in fiscal year 2022, due in part to higher interest rates.

•Fiscal year 2023 effective tax rate is expected to be 20.7% compared to a rate of 17.9% in fiscal year 2022, after excluding the fiscal 2022 gains in the table above and their related tax impacts from the reported rate of 17.5%.

•Our diluted EPS guidance includes no future share buybacks.

•We remain in a dynamic environment that can continue to change. Our guidance assumes a stable economy and excludes significant economic disruptions or downturns.

Cintas
Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety training, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2023 third quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Quarterly Report. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; inflationary pressures and fluctuations in costs of materials and labor, including increased medical costs; interest rate volatility; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; our ability to meet our goals relating to environmental, social and governance (ESG) opportunities, improvements and efficiencies; the cost, results and ongoing assessment of internal controls for financial reporting; the effect of new accounting pronouncements; disruptions caused by the inaccessibility of computer systems data, including cybersecurity risks; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including global health pandemics such as the COVID-19 coronavirus; the amount and timing of repurchases of our common stock, if any; changes in federal and state tax and labor laws; and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2022 and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:

J. Michael Hansen, Executive Vice President and Chief Financial Officer - 513-972-2079
Paul F. Adler, Vice President - Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	February 28, 2023	February 28, 2022	% Change
Revenue:
Uniform rental and facility services	$1,716,165	$1,553,320	10.5%
Other	473,821	407,222	16.4%
Total revenue	2,189,986	1,960,542	11.7%

Costs and expenses:
Cost of uniform rental and facility services	907,993	834,082	8.9%
Cost of other	247,962	228,306	8.6%
Selling and administrative expenses	587,219	490,549	19.7%

Operating income	446,812	407,605	9.6%

Interest income	(373)	(56)	566.1%
Interest expense	28,819	22,030	30.8%

Income before income taxes	418,366	385,631	8.5%
Income taxes	92,539	70,183	31.9%
Net income	$325,827	$315,448	3.3%

Basic earnings per share	$3.19	$3.04	4.9%

Diluted earnings per share	$3.14	$2.97	5.7%

Basic weighted average common shares outstanding	101,714	103,388
Diluted weighted average common shares outstanding	103,418	105,641

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Nine Months Ended
	February 28, 2023	February 28, 2022	% Change
Revenue:
Uniform rental and facility services	$5,123,924	$4,596,767	11.5%
Other	1,407,374	1,183,006	19.0%
Total revenue	6,531,298	5,779,773	13.0%

Costs and expenses:
Cost of uniform rental and facility services	2,705,486	2,430,644	11.3%
Cost of other	741,222	663,078	11.8%
Selling and administrative expenses	1,752,724	1,503,117	16.6%

Operating income	1,331,866	1,182,934	12.6%

Interest income	(872)	(168)	419.0%
Interest expense	85,459	65,786	29.9%

Income before income taxes	1,247,279	1,117,316	11.6%
Income taxes	245,470	176,020	39.5%
Net income	$1,001,809	$941,296	6.4%

Basic earnings per share	$9.82	$9.05	8.5%

Diluted earnings per share	$9.65	$8.84	9.2%

Basic weighted average common shares outstanding	101,589	103,438
Diluted weighted average common shares outstanding	103,363	105,896

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended		Nine Months Ended
	February 28, 2023	February 28, 2022	February 28, 2023	February 28, 2022

Uniform rental and facility services gross margin	47.1%	46.3%	47.2%	47.1%
Other gross margin	47.7%	43.9%	47.3%	43.9%
Total gross margin	47.2%	45.8%	47.2%	46.5%
Net income margin	14.9%	16.1%	15.3%	16.3%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides the additional non-GAAP financial measures of operating income, earnings per diluted share and cash flow. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP are shown in the tables below.

Operating Income Results

	Three Months Ended
(In thousands)	February 28, 2023	% of Revenue	February 28, 2022	% of Revenue	Growth vs. Fiscal 2022

Operating income	$446,812	20.4%	$407,605	20.8%	9.6%
Gain on equity method investment (1)	—		(30,151)
Operating income excluding above item	$446,812	20.4%	$377,454	19.3%	18.4%

	Nine Months Ended
	February 28, 2023	% of Revenue	February 28, 2022	% of Revenue	Growth vs. Fiscal 2022
Operating income	$1,331,866	20.4%	$1,182,934	20.5%	12.6%
Gain on sale of operating assets	—		(12,129)
Gain on equity method investment (1)	—		(30,151)
Operating income excluding above item	$1,331,866	20.4%	$1,140,654	19.7%	16.8%

(1) In connection with the acquisition of the remaining interest in an equity method investment during the third quarter of fiscal 2022, the Company was required by U.S. GAAP to remeasure its existing interest in the equity method investment at its acquisition-date fair value and recognize the resulting gain in operating income.

Earnings Per Share Results

	Three Months Ended
	February 28, 2023	February 28, 2022	Growth vs. Fiscal 2022

Diluted EPS	$3.14	$2.97	5.7%
Gain on equity method investment transaction (1)	—	(0.21)
Tax benefit on equity method investment transaction (1)	—	(0.07)
Diluted EPS excluding above item	$3.14	$2.69	16.7%

	Nine Months Ended
	February 28, 2023	February 28, 2022	Growth vs. Fiscal 2022
Diluted EPS	$9.65	$8.84	9.2%
Pre-tax gain and the related tax benefit on sale of certain operating assets	—	(0.09)
Gain on equity method investment transaction (1)	—	(0.21)
Tax benefit on equity method investment transaction (1)	—	(0.07)
Diluted EPS excluding above item	$9.65	$8.47	13.9%

(1) In connection with the acquisition of the remaining interest in an equity method investment during the third quarter of fiscal 2022, the Company was required by U.S. GAAP to remeasure its existing interest in the equity method investment at its acquisition-date fair value and recognize the resulting gain in operating income. The gain taxed at the statutory tax rate resulted in an earnings per share benefit of $0.21. However, the actual tax rate associated with the transaction was significantly lower than the statutory tax rate resulting in an additional earnings per share benefit of $0.07.

Computation of Free Cash Flow

	Nine Months Ended
(In thousands)	February 28, 2023	February 28, 2022

Net cash provided by operations	$1,044,191	$987,055
Capital expenditures	(224,116)	(165,851)
Free cash flow	$820,075	$821,204

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA

(In thousands)	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Corporate	Total
For the three months ended February 28, 2023
Revenue	$1,716,165	$231,605	$242,216	$—	$2,189,986
Gross margin	$808,172	$119,408	$106,451	$—	$1,034,031
Selling and administrative expenses	$448,177	$72,137	$66,905	$—	$587,219
Interest income	$—	$—	$—	$(373)	$(373)
Interest expense	$—	$—	$—	$28,819	$28,819
Income (loss) before income taxes	$359,995	$47,271	$39,546	$(28,446)	$418,366

For the three months ended February 28, 2022
Revenue	$1,553,320	$212,958	$194,264	$—	$1,960,542
Gross margin	$719,238	$94,204	$84,712	$—	$898,154
Selling and administrative expenses	$363,248	$67,900	$59,401	$—	$490,549
Interest income	$—	$—	$—	$(56)	$(56)
Interest expense	$—	$—	$—	$22,030	$22,030
Income (loss) before income taxes	$355,990	$26,304	$25,311	$(21,974)	$385,631

For the nine months ended February 28, 2023
Revenue	$5,123,924	$701,740	$705,634	$—	$6,531,298
Gross margin	$2,418,438	$354,698	$311,454	$—	$3,084,590
Selling and administrative expenses	$1,324,577	$221,086	$207,061	$—	$1,752,724
Interest income	$—	$—	$—	$(872)	$(872)
Interest expense	$—	$—	$—	$85,459	$85,459
Income (loss) before income taxes	$1,093,861	$133,612	$104,393	$(84,587)	$1,247,279

For the nine months ended February 28, 2022
Revenue	$4,596,767	$614,234	$568,772	$—	$5,779,773
Gross margin	$2,166,123	$271,513	$248,415	$—	$2,686,051
Selling and administrative expenses	$1,143,136	$197,404	$162,577	$—	$1,503,117
Interest income	$—	$—	$—	$(168)	$(168)
Interest expense	$—	$—	$—	$65,786	$65,786
Income (loss) before income taxes	$1,022,987	$74,109	$85,838	$(65,618)	$1,117,316

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except per share data)

	February 28, 2023	May 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88,563	$90,471
Accounts receivable, net	1,133,096	1,006,220
Inventories, net	531,270	472,150
Uniforms and other rental items in service	999,029	916,706
Income taxes, current	2,990	21,708
Prepaid expenses and other current assets	155,208	124,728
Total current assets	2,910,156	2,631,983

Property and equipment, net	1,358,181	1,323,673

Investments	241,796	242,873
Goodwill	3,043,578	3,042,976
Service contracts, net	357,146	391,638
Operating lease right-of-use assets, net	178,524	170,003
Other assets, net	376,620	344,110
	$8,466,001	$8,147,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$281,649	$251,504
Accrued compensation and related liabilities	203,726	236,992
Accrued liabilities	610,863	588,948
Operating lease liabilities, current	42,970	43,872
Debt due within one year	249,053	311,574
Total current liabilities	1,388,261	1,432,890

Long-term liabilities:
Debt due after one year	2,485,952	2,483,932
Deferred income taxes	496,778	473,777
Operating lease liabilities	139,107	129,064
Accrued liabilities	322,647	319,397
Total long-term liabilities	3,444,484	3,406,170

Shareholders’ equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	—	—
Common stock, no par value, and paid-in capital: 425,000,000 shares authorized FY 2023: 192,031,528 issued and 101,672,333 outstanding FY 2022: 190,837,921 issued and 101,711,215 outstanding	1,981,610	1,771,917
Retained earnings	9,368,678	8,719,163
Treasury stock: FY 2023: 90,359,195 shares FY 2022: 89,126,706 shares	(7,793,136)	(7,290,801)
Accumulated other comprehensive income	76,104	107,917
Total shareholders’ equity	3,633,256	3,308,196
	$8,466,001	$8,147,256

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	February 28, 2023	February 28, 2022
Cash flows from operating activities:
Net income	$1,001,809	$941,296

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	190,801	184,464
Amortization of intangible assets and capitalized contract costs	113,281	112,859
Stock-based compensation	75,334	83,687
Gain on equity method investment transaction	—	(30,151)
Gain on sale of operating assets	—	(12,129)
Deferred income taxes	22,001	42,652
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(132,473)	(99,223)
Inventories, net	(60,563)	2,311
Uniforms and other rental items in service	(85,991)	(77,584)
Prepaid expenses and other current assets and capitalized contract costs	(116,842)	(77,450)
Accounts payable	32,851	6,168
Accrued compensation and related liabilities	(32,666)	(28,400)
Accrued liabilities and other	17,856	(17,717)
Income taxes, current	18,793	(43,728)
Net cash provided by operating activities	1,044,191	987,055

Cash flows from investing activities:
Capital expenditures	(224,116)	(165,851)
Purchases of investments	(4,618)	(6,024)
Proceeds from sale of operating assets, net of cash disposed	—	15,347
Acquisitions of businesses, net of cash acquired	(32,983)	(150,844)
Other, net	(6,894)	(8,939)
Net cash used in investing activities	(268,611)	(316,311)

Cash flows from financing activities:
(Payments) issuance of commercial paper, net	(62,200)	559,210
Repayment of debt	—	(250,000)
Proceeds from exercise of stock-based compensation awards	2,941	117,636
Dividends paid	(332,421)	(276,922)
Repurchase of common stock	(370,917)	(1,221,841)
Other, net	(11,996)	(6,657)
Net cash used in financing activities	(774,593)	(1,078,574)

Effect of exchange rate changes on cash and cash equivalents	(2,895)	(1,674)

Net decrease in cash and cash equivalents	(1,908)	(409,504)
Cash and cash equivalents at beginning of period	90,471	493,640
Cash and cash equivalents at end of period	$88,563	$84,136